UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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The Brink’s Company
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MMI Investments, L.P.

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INTRODUCTION
CERTAIN INFORMATION REGARDING THIS PROXY STATEMENT
CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS
PROPOSAL 1
PROPOSAL 2
VOTING PROCEDURES
SOLICITATION OF PROXIES
CERTAIN INFORMATION ABOUT THE COMPANY
INFORMATION CONCERNING MMI AND OTHER PARTICIPANTS IN THE SOLICITATION
ADDITIONAL INFORMATION
SCHEDULES

SUBJECT TO COMPLETION, DATED FEBRUARY 19, 2008
PRELIMINARY
2008 Annual Meeting of Shareholders
of
The Brink’s Company
          , 2008

PROXY STATEMENT OF
MMI Investments, L.P.

This Proxy Statement (this “Proxy Statement”) and the enclosed BLUE proxy card are being furnished in connection with the solicitation of proxies by MMI Investments, L.P. (“MMI” or “we”) for use at the 2008 Annual Meeting of Shareholders of The Brink’s Company, a Virginia corporation (the “Company”), including any adjournments or postponements thereof (the “2008 Annual Meeting”). The Company has provided notice that the 2008 Annual Meeting will take place at the            at   a.m. local time on          , 2008. The Company’s principal executive offices are located at 1800 Bayberry Court, Richmond, Virginia 23226. It is expected that this Proxy Statement in definitive form together with an accompanying form of proxy will first be furnished to Company shareholders on or about          , 2008.

We currently expect that at the 2008 Annual Meeting, the Company’s shareholders will be asked to (i) elect four directors to the Board of Directors of the Company (the “Board”), to serve until the annual meeting of shareholders in 2011; (ii) approve the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008, and (iii) consider any other business properly brought before the 2008 Annual Meeting.

MMI has nominated four individuals to be elected to the Board, John S. Dyson, Peter A. Michel, Robert J. Strang and Carroll R. Wetzel, Jr. (collectively, the “Nominees”). We are soliciting proxies for the election of our Nominees to the Board at the 2008 Annual Meeting. We believe that the current Board lacks strategic vision, has failed to maximize shareholder value and has not demonstrated its ability to hold management accountable. Therefore, we do not believe that the Company’s nominees for election as directors are deserving of your vote. We urge you to return our BLUE proxy card to vote FOR our Nominees and NOT to return any proxy card sent to you by the Company.

The Company has announced that the record date for determining shareholders entitled to notice of and to vote at the 2008 Annual Meeting will be the close of business on          , 2008 (“Record Date”). MMI is the beneficial owner of 4,065,200 shares of common stock, $1 par value per share, of the Company, which shares represent approximately 8.4% of the Company’s outstanding common stock as of October 31, 2007, based on the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007. Additional “participants” in the solicitation of proxies contemplated by this Proxy Statement, as defined in the proxy rules promulgated by the SEC, are MCM Capital Management, LLC; John S. Dyson; Clay B. Lifflander; Alan L. Rivera; Jerome J. Lande, Craig Rosenblum, John W. Powers, Peter A. Michel, Robert J. Strang and Carroll R. Wetzel, Jr. Except for the shares owned by MMI, which certain of the additional participants may be deemed to beneficially own under SEC rules, and 4,497 shares beneficially owned by Mr. Michel, none of the additional participants owns any of the Company’s common stock. Additional information concerning MMI and the other participants in this solicitation is set forth under the heading “Information Concerning MMI and Other Participants in the Solicitation.”

The enclosed BLUE proxy card may be executed by holders of record as of the Record Date. You are urged to sign and date the enclosed BLUE proxy card and return it in the enclosed envelope whether or not you plan to attend the 2008 Annual Meeting. Your last dated proxy is the only one that counts, so return the enclosed BLUE proxy card even if you delivered a prior proxy. WE URGE YOU NOT TO RETURN ANY PROXY CARD SENT TO YOU BY THE COMPANY.

The date of this Proxy Statement is          , 2008.

INTRODUCTION

This Proxy Statement and the enclosed BLUE proxy card are being furnished to you in connection with the solicitation of proxies by MMI for use at the 2008 Annual Meeting of the Company. As the owner of more than four million shares, MMI seeks your support to elect its four nominees instead of the four directors proposed by the Company. We are proposing a change in the membership of the Board because we believe the Company’s strategy is ill-conceived, and because its management has not generated results that are acceptable to us. We don’t believe that continuing into the future with “more of the same” will generate the best value for shareholders. The MMI Nominees believe that every board decision should be taken with a view to promoting the highest return to shareholders without excuses or rationalizations.

As described in more detail below, we believe that:

The Company’s valuation has chronically lagged its peers’ valuation and does not reflect its best-of-breed operational performance;

The Company’s management and board have failed to address the issues of strategic configuration that have caused this underperformance; and

MMI’s Nominees are highly qualified and committed to selecting and executing the strategy that will maximize shareholder value.

MMI is the owner of 4,065,200 shares of the Company’s common stock as of the date of this Proxy Statement, representing approximately 8.4% of the outstanding shares of the Company’s common stock. As long-term investors, we have owned the Company’s common stock for more than four years and have never sold a share. We are now, and have always been firm believers that the two principal business segments of the Company, namely Brink’s, Incorporated (“Brink’s Inc.”), the oldest and largest secure transportation and cash logistics service company in the U.S., and Brink’s Home Security (“BHS”), a provider of security alarm monitoring services primarily for residential properties, have leading brands, financial performance and operational management in their respective industries. Despite this best-of-breed portfolio of assets, we believe that the Company has chronically been significantly undervalued relative to its peers in the physical security and alarm monitoring industries. We believe this is because the Company’s board and management have failed to recognize and address the conglomerate discount that the Company is accorded by the public markets, and the strategies available to correct it.

During the fourth quarter conference call on January 31, 2008, Michael Dan, the Chairman, CEO and President of the Company, reiterated his oft-stated strategy for the creation of shareholder value: “as long as we continue to execute, and we have a demonstrated track record of doing so, I’m confident that the market will recognize this and shareholders will be rewarded.” We believe that this attitude reflects an abdication of the role of corporate development and strategic configuration in shareholder value creation as evidenced in the Company’s inaction over the past several years despite robust levels of strategic activity in its industry. This is due, in our opinion, to two substantial deficits in the skillset and experience of the Company’s board of directors, as currently composed: Wall Street acumen and security industry expertise.

MMI has nominated a slate of four highly-qualified director candidates who are totally committed to the creation of shareholder value and have the necessary experience and skillsets to execute on that commitment, both operationally and strategically. Our Nominees, who offer substantial expertise in the security industry and have the strategic vision for value creation, are, we believe, objectively superior to the incumbent directors up for election at the 2008 Annual Meeting. They are independent of management and the current Board and committed to selecting and executing the right plan, operationally and strategically, for the optimization of value for all Company shareholders and the realization of a share price worthy of the excellence of the Company’s intrinsic value and operating performance.

The election at the 2008 Annual Meeting is about the future of the Company. The Company’s board of directors is currently composed of 12 members, with staggered three-year terms. As such, there are only four seats up for election this year. MMI intends to nominate for election to the Board, and is soliciting your proxy in support of the election of, John S. Dyson, Peter A. Michel, Robert J. Strang, and Carroll R. Wetzel, Jr. The MMI Nominees have diverse backgrounds and collectively offer significant experience in the security industry, operational management, public company board membership, public and private equity investing, mergers and acquisitions (both on an agency and principal basis), debt and equity finance, and civic and governmental service. Most importantly (and, we believe, unlike the Board as currently composed), our Nominees have the strategic vision necessary to recognize and act on opportunities to maximize shareholder value. Election of the MMI Nominees means the removal of Chairman, CEO and President Michael Dan from the Board. If our Nominees are successful, MMI would support the expansion of the Board by one seat and Michael Dan’s reappointment.

This year you have a choice of candidates. If you are not happy with the stock price performance the Company has delivered to you, we urge you to sign the BLUE card and vote for our Nominees. Because our Nominees will only represent at most four out of 12 votes on the Board, we cannot guarantee that our ideas will be implemented. However, our Nominees will serve as advocates of change in the boardroom, seeking to persuade the Board to abandon the failed strategies of the past and to institute new standards of accountability for management performance in the creation of returns for shareholders. What our Nominees could do is inject a true representative voice for shareholders onto a Board that we believe has appeared too often to be deaf to the concerns of the true owners of the Company. Accordingly, we urge you to VOTE BLUE at the 2008 Annual Meeting.

Who Can Vote at the 2008 Annual Meeting?

The Company has given notice that the Record Date for the 2008 Annual Meeting is the close of business on          , 2008. Shareholders of the Company as of the Record Date are entitled to one vote for each share of common stock of the Company held on the Record Date. Although we do not yet know the number of shares of common stock that will be issued and outstanding on the Record Date, the Company stated in its Form 10-Q filed on November 2, 2007, that there were 48,491,344 shares of its common stock outstanding as of October 31, 2007.

How Do You Vote Your Shares of the Company’s Common Stock?

To elect the MMI Nominees to the Board, you must complete a proxy card or voting instruction form. We urge you to promptly sign, date and mail the enclosed BLUE proxy card in the enclosed postage-paid envelope. Whether you plan to attend the 2008 Annual Meeting or not, we encourage you to complete and return the enclosed BLUE Proxy Card. Properly executed proxies will be voted in accordance with the directions indicated thereon. If you sign the BLUE proxy card but do not make any specific choices, your proxy (i) will vote your shares “FOR” the election of the MMI Nominees, John S. Dyson, Peter A. Michel, Robert J. Strang and Carroll R. Wetzel, Jr., to the Board (Proposal No. 1), and (ii) will not vote your shares with respect to Proposal No. 2 to approve the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.

If any matter of which we are unaware a reasonable time before the 2008 Annual Meeting is presented at the Meeting, the persons named on the enclosed BLUE proxy card will vote in accordance with their best judgment concerning such matter. At the time this Proxy Statement was first furnished to shareholders, we knew of no matters that would be acted upon at the 2008 Annual Meeting not described herein.

If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution (the “Custodian”) on the Record Date, only your Custodian can vote your shares on your behalf and only upon its receipt of your specific instructions from you. Please sign, date and mail the voting instruction form provided by your Custodian accompanying this proxy statement. Please do this for each account you maintain to ensure that all of your shares are voted. If your shares are held in the name of a brokerage firm or bank you may also be able to vote your shares of the Company via telephone or internet, please refer to the instructions on your voting instruction form for direction.

Remember that your vote is important regardless of the number of shares you own. Please act today by signing, dating and mailing your BLUE proxy card. Remember, do not sign any proxy card sent to you by the

Company, not even as a vote of protest. A later-dated Company proxy card will revoke a previously executed BLUE proxy card.

What Are MMI’s Recommendations?

We believe that the Company’s board of directors has not demonstrated its ability to hold management accountable or to return acceptable value to shareholders. Therefore, we do not believe that the Company’s Nominees for election of directors are deserving of your vote. We urge you to return our BLUE proxy card to vote FOR our Nominees. We believe that this is the most effective way of sending a clear message to the Board regarding your dissatisfaction with the performance of the Company’s current Board and management. Accordingly, we urge you to return our BLUE proxy card and NOT to return any proxy card sent to you by the Company.

Who Can You Call If You Have Questions?

If you have any questions concerning this Proxy Statement or need help voting your shares, please contact MMI’s proxy solicitor, MacKenzie Partners, Inc. (“MacKenzie Partners”) at the number or email address set forth below.

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or Call Toll-Free (800) 322-2885
Email:proxy@mackenziepartners.com

* * * *

CERTAIN INFORMATION REGARDING THIS PROXY STATEMENT

As part of its investment activities, MMI regularly values businesses and securities in which it invests, or considers investing, in. The analysis included herein was prepared by MMI solely for the purpose of explaining certain considerations that contributed to MMI’s decision to propose its Nominees at the 2008 Annual Meeting and why MMI believes a change in the composition of the Board is necessary, and may not be relied upon or used for any other purpose. This analysis does not constitute a recommendation to any shareholder as to any investment or other decision by such shareholder. We have not made any independent evaluation or appraisal of the assets, liabilities or solvency of the Company. We have not been retained by the Company or any other person to prepare this analysis and have not received any compensation therefor.

The information presented herein reflects our best judgment as of the date of this Proxy Statement and reflects assumptions we believe to be reasonable based on currently available information. However, it does not purport to address all potential alternatives, the relative merits of different alternatives or all risks, uncertainties or assumptions associated therewith.

The disclosure in this Proxy Statement is necessarily based on economic, market, financial and other conditions as they existed, and on the information publicly available to us, as of the date we prepared this Proxy Statement and, except to the extent required by law, we undertake no obligation to update or otherwise revise these materials. The analyses included herein are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses. We make no representation herein as to the price at which the Company’s common stock will trade at any future time. Such trading prices may be affected by a number of factors, including but not limited to changes in prevailing interest rates and other factors which generally influence the price of securities, adverse changes in the current capital markets, and the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or in the industries it participates in.

In connection with the views expressed herein, MMI reviewed certain financial and other information that was publicly available to MMI from SEC filings of the Company and others, conference calls of Company management and industry competitors, Wall Street analyst reports, industry publications and other sources. In addition, MMI:

•	reviewed certain financial and other information that was publicly available relating to the Company and the industry in which it operates;

•	reviewed public information with respect to certain other companies in lines of business that we deemed generally comparable to businesses of the Company;

•	compared the financial position and operating results of the Company with those of publicly-traded companies we deemed relevant;

•	reviewed the financial terms of certain business transactions involving companies in lines of business that we deemed generally comparable to the business of the Company and in other industries generally;

•	considered the current and historical market prices of the common stock of the Company, and

•	conducted such other financial analyses and investigations and reviewed such other factors as we deemed appropriate.

While we believe that the analysts’ reports referred to in this presentation reflect their respective best judgments on the dates of such reports, we have not independently reviewed the assumptions underlying those reports or the risks and uncertainties to which their analyses are subject. In the analysis of the Company in this Proxy Statement, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was available to us from publicly available sources, and do not assume any responsibility or liability therefor. Any estimates and projections for the Company reflected herein involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of any such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future.

CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations and the beliefs and expectations of analysts and others, are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” or “continue,” the negative of these terms or other comparable terminology. These statements include, among others, our statements and those of analysts or others regarding the Company’s business outlook, anticipated financial and operating results, business strategy and means to implement the strategy, objectives, likelihood of success in implementing its strategy and achieving its objectives, market valuations of the Company’s common stock, and the price, timing and other terms upon which any strategic transaction involving the Company might occur.

Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on our beliefs and assumptions (or those of analysts or others, as the case may be), which in turn are based on currently available information. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding the likelihood of potential acquirors, or the market, to value the Company at levels reflecting multiples at which companies deemed comparable to the Company are valued, the level of interest of any potential acquirors of the Company and their valuations of the Company, the effects on market valuations and any acquiror’s interest in the Company of its future performance (which future performance is itself subject to uncertainties including those described in Item 1A “Risk Factors” included in the Company’s Annual Report on Form 10-K filed on February 27, 2007 and subsequent periodic reports of the Company) and the manner in which the Company’s financial advisors perform their engagement to analyze and report on the Company’s strategic alternatives. These assumptions could prove inaccurate, and forward-looking statements also involve risks and uncertainties. Accordingly, actual outcomes could differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict.

We believe these forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on our current assumptions and expectations. You should recognize these statements for what they are and not rely on them as facts. Further, forward-looking statements speak only as of the date they are made, and, except to the extent required by law, we undertake no obligation to update publicly any of them in light of new information or future events.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Board of the Company currently consists of 12 members divided into three classes serving staggered three-year terms. According to the Company’s 2007 proxy statement (the “2007 Company Proxy Statement”), four current directors — Marc C. Breslawsky, John S. Brinzo, Michael T. Dan and Lawrence J. Mosner — have terms expiring at the 2008 Annual Meeting. Accordingly, at the 2008 Annual Meeting, we expect that shareholders will be asked to vote on the election of nominees for four director positions. The directors will be elected to hold office until the annual meeting of shareholders in 2011 or until a successor has been duly elected and qualified.

In accordance with the Company’s by-laws, MMI on November 30, 2007 provided written notice to the Secretary of the Company of its intent to nominate the Nominees for election to the Board. MMI is seeking your support at the 2008 Annual Meeting to elect the Nominees — John S. Dyson, Peter A. Michel, Robert J. Strang, and Carroll R. Wetzel, Jr. — to the Board instead of the Company’s nominees.

If our Nominees are elected to the Board, it will have the effect of replacing four incumbent directors of the Company, including Chairman, CEO and President Michael Dan, with our Nominees. If our Nominees are successful, MMI would support the expansion of the Board by one seat and Michael Dan’s reappointment. There can be no assurance that any of the Company’s nominees will serve, if elected, with any of our Nominees or that other directors of the current Board will serve with our Nominees. If elected to the Board, our Nominees will constitute a minority of the current 12 members of the Board. Under the Company’s by-laws, a majority of the Board constitutes a quorum for the transaction of business, and the act of a majority of the Board present at a board meeting at which a quorum is present shall be the act of the Board. Accordingly, our Nominees, if elected, would not be able to take board action at a meeting of the Board at which all directors are present without the support of at least three other directors.

Discussion

As described in more detail below, we believe that:

The Company’s valuation has chronically lagged its peers’ valuation and does not reflect its best-of-breed operational performance;

The Company’s management and board have failed to address the issues of strategic configuration that have caused this underperformance; and

MMI’s Nominees are highly qualified and committed to selecting and executing the strategy that will maximize shareholder value.

MMI is the owner of 4,065,200 shares, representing approximately 8.4% of the outstanding shares of the Company’s common stock. As long-term investors, we have owned the Company’s common stock for more than four years and have never sold a share. We are now, and have always been firm believers that the two principal business segments of the Company, namely Brink’s Inc., the oldest and largest secure transportation and cash logistics service company in the U.S., and BHS, a provider of security alarm monitoring services primarily for residential properties, have leading brands, financial performance and operational management in their respective industries. Despite this best-of-breed portfolio of assets, we believe that the Company has chronically been significantly undervalued relative to its peers in the physical security and alarm monitoring industries. We believe this is because the Company’s board and management have failed to recognize and address the conglomerate discount that the Company is accorded by the public markets, and the strategies available to correct it.

During the fourth quarter conference call on January 31, 2008, Michael Dan, the Chairman, CEO and President of the Company, reiterated his oft-stated strategy for the creation of shareholder value: “as long as we continue to execute, and we have a demonstrated track record of doing so, I’m confident that the market will recognize this and shareholders will be rewarded.” We believe that this attitude reflects an abdication of the role of corporate development and strategic configuration in shareholder value creation as evidenced in the Company’s inaction over the past several years despite robust levels of strategic activity in its industry. This is due, in our opinion, to two substantial deficits in the skillset and experience of the Company’s board of directors, as currently composed: Wall Street acumen and security industry expertise.

MMI has nominated a slate of four highly-qualified director candidates who are totally committed to the creation of shareholder value and have the necessary experience and skillsets to execute on that commitment, both operationally and strategically. Our Nominees, who offer substantial expertise in the security industry and have the strategic vision for value creation, are, we believe, objectively superior to the incumbent directors up for election at the 2008 Annual Meeting. They are independent of management and the current Board and committed to selecting and executing the right plan, operationally and strategically, for the optimization of value for all Company shareholders and the realization of a share price worthy of the excellence of the Company’s intrinsic value and operating performance.

The Company’s Chronic and Dramatic Undervaluation

We believe that the Company has leading market positions, brands, financial performance and operational management. Nonetheless, we believe that for as long as MMI has been a shareholder, the Company has not commanded a valuation that reflects its strengths, let alone the best-of-breed valuation we feel it deserves. We believe the Company is, as of the date of this Proxy Statement, dramatically undervalued relative to the trading multiples of its public peers in physical security and security monitoring, as well as the multiples commanded in precedent merger and acquisition transactions.

As of February 8, 2008, based on the closing per share price of $62.12, the Company’s common stock traded at Enterprise Value (“EV”)1/ Adjusted EBITDA2 multiples of 5.9x and 5.3x based on 2007 and 2008 estimated Adjusted EBITDA3, respectively.

Analysis of Selected Publicly Traded Companies.

MMI reviewed and compared the Adjusted EBITDA of the Company to corresponding financial information and public market multiples for seven publicly traded companies. The following companies were selected by MMI in alarm monitoring: Securitas Direct, Tyco International, and SECOM. The following companies were selected by MMI in physical security: Securitas, G4S, Garda Worldwide, and Prosegur. Both the alarm monitoring and physical security comparables are included in the security industry comparables. MMI selected these companies because they are the publicly traded companies with general business, operating and financial characteristics reasonably comparable to those of the Company. Although MMI utilized the trading multiples of the selected companies at February 8, 2008 to estimate the implied value of the Company, none of the selected companies is identical to the Company. Accordingly, any analysis of the selected publicly traded companies necessarily involves complex consideration and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the selected publicly traded companies.

Information regarding the multiples from MMI’s analysis of selected comparable publicly traded companies as of February 8, 2008 is set forth below:

Trading Comparables[4]	• The Company traded at a 33% and 31% discount to all security industry publicly traded comparables’ mean multiples of 8.9x and 7.6x 2007 and 2008 Adjusted EBITDA estimates, respectively.

• The Company traded at a 38% and 37% discount to alarm monitoring publicly traded comparables’ mean multiples of 9.6x and 8.5x based on 2007 and 2008 Adjusted EBITDA estimates, respectively.

• The Company traded at a 28% and 24% discount to physical security publicly traded comparables’ mean multiples of 8.3x and 7.0x based on 2007 and 2008 Adjusted EBITDA estimates, respectively.

If Company shares were valued at the simple average of the multiples of the selected companies, the Company’s common stock would be valued between
$88 to $92 per share.5

1  Enterprise Value as used herein means market capitalization plus short-term debt, plus current maturities of long-term debt, plus long-term debt, less cash and cash equivalents.
2 EBITDA is earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA is defined herein as EBITDA excluding non-cash items related to BHS (impairment charges from subscriber disconnects, amortization of deferred revenue, deferral of subscriber acquisition costs, and deferral of revenue from new subscribers), less minority interest.
3 2007 Adjusted EBITDA is based on results reported in the Company’s fourth quarter 2007 press release dated January 31, 2008. 2008 Adjusted EBITDA estimate is based on the average EBITDA estimate of Lehman Brothers; Friedman, Billings, Ramsey & Co.; Sidoti & Company; and Gabelli & Company equity research estimates, adjusted to conform to the above definition of Adjusted EBITDA.
4 Comparable company EBITDA consensus estimates from Bloomberg L.P. for all except SECOM estimates, which are based on the Bloomberg L.P. consensus operating profit estimate plus SECOM’s LTM depreciation and amortization.
5 Represents the implied market capitalization per share if the Company were to be valued based on the mean EV/EBITDA multiples of its segment comparable companies for 2007 and 2008 as of February 8, 2008. This valuation assumes that Brink’s Inc. retains all legacy costs and minority interest and that the two segments split the Company’s corporate expenses evenly.

Analysis of Selected Precedent Acquisition Transactions.

Using publicly available information, MMI reviewed and compared the purchase prices and financial multiples paid in thirteen acquisitions of businesses in the security industry. In performing this analysis, we recognized that the merger and acquisition transaction environment varies over time because of, among other things, interest rate and equity market fluctuations and industry results and growth expectations. Likewise, valuations and their implied multiples will vary over time and market conditions.

No acquired company or business used in the precedent transactions analysis is identical to the Company. MMI chose the transactions used in the precedent transaction analysis based on the similarity of the target companies in the transactions to the Company in terms of size, business operations, and other characteristics of their businesses. The following transactions had publicly available information and were deemed comparable by MMI for alarm monitoring companies: (Target/Acquiror (Announcement Date)): Securitas Direct/EMSL Intressenter (November 11, 2007, price increased on February 5, 2008); Integrated Alarm Services Group/Protection One (March 30, 2007); HSM Electronic Protection Services/Stanley Works (December 14, 2006); Protection One/Quadrangle Capital Partners (June 3, 2005); Protection One/Western Resources (July 30, 1997); ADT/Tyco International (March 17, 1997). The following transactions had publicly available information and were deemed comparable by MMI for physical security companies: ATI Systems/Garda Worldwide (February 26, 2007); Chubb/United Technologies (June 11, 2003); Allied Security/MacAndrews & Forbes (January 17, 2003); Wackenhut/Group 4 Falck (March 8, 2002); Loomis Fargo/Securitas (May 15, 2001); Burns International/Securitas (August 3, 2000); Pinkertons/Securitas (February 22, 1999). Both the alarm monitoring and physical security precedent transactions are included in the security industry precedent transactions.

MMI analyzed the selected acquisitions and calculated the enterprise value implied in the acquisition as a multiple of the acquired company’s EBITDA, in each case over the last 12 month time period (“LTM”). Multiples derived from these transactions were then applied to the Company’s financial results for the comparable time period.

Precedent M&A Transactions[6]	• The Company trades at a 41% discount to all security industry precedent transactions’ mean multiple of 10.1x based on LTM Adjusted EBITDA.

• The Company trades at a 48% discount to alarm monitoring precedent transactions’ mean multiple of 11.4x based on LTM Adjusted EBITDA.

• The Company trades at a 34% discount to physical security precedent transactions’ mean multiple of 9.0x based on LTM Adjusted EBITDA.

If Company shares were valued at the simple average of the multiples of the selected acquisition transactions, the Company’s common stock would be valued at $104 per share.7

Wall Street Analyst Price Targets

Using publicly available information, MMI reviewed and compared the price of the Company’s common stock with the consensus target price of Wall Street analysts.

Wall Street Analyst Price Targets[8]
• The Company trades below the average Wall Street analyst target price. The average analyst target price for the Company’s common stock as of February 8, 2008 was $81, a 30% premium to the stock price on that date.

6 Precedent transaction multiples based on documents filed with the SEC, Wall Street research, and acquiror/target press releases.
7  Represents the implied market capitalization per share if the Company was valued based on the mean EV/LTM EBITDA multiples of the precedent transactions for each segment. This valuation assumes that Brink’s Inc. retains all legacy costs and minority interest and that the two segments split the Company’s corporate expenses evenly.
8  Based on the mean price target from the following sources (date): Lehman Brothers (January 31, 2008); Friedman, Billings, Ramsey & Co. (February 1, 2008); Gabelli & Company (February 1, 2008); UBS (February 1, 2008); Jefferies & Co. (November 12, 2007); Sidoti & Company (January 31, 2008); Imperial Capital LLC (February 11, 2008); Davenport & Company (February 1, 2008).

“As long as we continue to execute, and we have a demonstrated track record of doing so, I’m confident that the market will recognize this and shareholders will be rewarded.” — Chairman, CEO and President Michael T. Dan, 4th Quarter of 2007 Earnings Conference Call, 1/31/08

This has never come to pass for the Company — Why should it now?

Management Plans & Performance

For as long as MMI has been a shareholder, we believe the quote above has been Company Chairman, CEO and President Michael Dan’s idea of value creation. Since BAX Global, the Company’s former freight forwarding subsidiary, was sold in January, 2006, a key focus of Michael Dan’s strategic plan has been to ‘add a third security leg to the stool’ through acquisition9. Neither of these ideas has come to pass as earnings have grown more than six times faster than the stock price and the Company has failed to grow through acquisition despite numerous opportunities to do so, as described below. We have long believed that due to the Company’s serious issues of business configuration and its strategically active peer universes, simply growing earnings would not be enough. We believe the data prove us right.

Since the mid-point of 2006, the quarter in which the Company completed its last significant strategic actions, the share price has increased by approximately 11%, while LTM Operating Profit has grown by 72%.

The Company’s Stock Price & Earnings Performance — June 30, 2006 through February 8, 2008

While the Company’s stock price is up only slightly over this period, it has fluctuated wildly — as a result, we believe, of the anticipation of strategic activity:

•	During the period of December 13, 2006 through December 18, 2006, HSM Electronic Protection Services, a large commercial monitoring peer of BHS, was acquired by Stanley Works at a valuation of 12.0x LTM EBITDA and MMI publicized its views that the Company should undertake a review of strategic alternatives. The Company’s stock price increased nearly 14% during this period.

•	The Company’s stock price declined by nearly 11% in the week following the August 2, 2007 second quarter earnings release, as generally strong financial results were overshadowed by management’s comments on the conference call that it would not be pursuing strategic alternatives.[10]

9 Thomson StreetEvents transcript of the Company’s Second Quarter of Fiscal 2007 Earnings Conference Call, Page 2, Remarks of the Company’s Chairman, CEO and President Michael Dan: “. . . aggressively explore the expansion of the Brink’s brand into suitable security-related businesses.”
10 Thomson StreetEvents transcript of the Company’s Second Quarter of Fiscal 2007 Earnings Conference Call, Page 2, Remarks of the Company’s Chairman, CEO and President Michael Dan: “. . . our corporate strategy has not changed” and “. . . we believe that our current strategy is in the best interest of the Company and all of its shareholders”

The linkage between stock price performance and strategic activity is validated, we believe, by the Company’s performance in the three years of significant strategic activity from June 2003 through June 2006. During this time robust earnings growth was accompanied by lasting stock price appreciation. We believe the reason, and arguably the only differentiating factor between these periods, is the prevalence of strategic execution by the Company to address issues of strategic configuration and undervaluation.

The Company’s Stock Price & Earnings Performance — June 30, 2003 through June 30, 200611

Annotated Strategic Events in the Above Chart:

A. August 8, 2003, the Company completes the sale of its Natural Gas business.

B. October 10, 2003, the Company completes sale of MPI Mining stock.

C. November 14, 2003, the Company completes sale of West Virginia Coal Properties.

D. December 31, 2003, the Company completes sale of the Timber business.

E. April 20, 2005, MMI sent a public letter to the Company calling for the sale of BAX Global.

F: June 16, 2005, the Wall Street Journal reported that the Company would sell BAX Global.12

G. November 11, 2005, the Company announces the sale of BAX Global for $1.1 billion.

H: January 31, 2006, the Company completes the sale of BAX Global for $1.1 billion.

I: April 4, 2006, the Company completes a self-tender of $530 million.

11 Due to the sale of the Company’s BAX Global subsidiary in January 2006, LTM operating profit beyond the first quarter of 2006 is not comparable to prior periods and therefore not presented herein.
12 “Brink’s Puts BAX Global Unit on Sales Block”. The Wall Street Journal, June 16, 2005.

Management’s lack of strategic action since June 2006 has been in stark contrast to the high level of recent strategic activity in the alarm monitoring and physical security industries, particularly the growing number of newly-independent, public alarm monitoring companies in recent years:

•	On September 28, 2006, Securitas AB completed the spin-off of Securitas Direct, separating its alarm monitoring business from its other security services businesses and creating a pure-play alarm monitoring company that now trades at approximately 12.3x LTM EBITDA.

•	On December 14, 2006, Stanley Works announced the acquisition of HSM Electronic Protection Services, an alarm monitoring peer of BHS, for 12.0x LTM EBITDA.

•	On February 26, 2007, Garda Worldwide announced the acquisition of ATI Systems, a cash-in-transit peer of Brink’s Inc., for 9.8x LTM EBITDA.

•	On March 30, 2007, Protection One announced the acquisition of Integrated Alarm Services Group, an alarm monitoring peer of BHS, for 8.8x LTM EBITDA.

•	On July 2, 2007, Tyco International completed the spin-offs of the majority of its non-security subsidiaries, making Tyco International primarily an alarm monitoring company that trades at approximately 8.3x LTM EBITDA.

•	On November 13, 2007, EMSL Intressenter announced its unsolicited offer to acquire Securitas Direct, a European alarm monitoring peer of BHS, for 12.2x LTM EBITDA. The Securitas Direct Board of Directors recommended that shareholders reject the bid believing that the offer did not reflect “the true value of the company.” On February 5, 2008, EMSL Intressenter increased its bid from Swedish Kronor 26.00 per share to Swedish Kronor 27.50 per share and the Securitas Board recommended that shareholders accept the increased offer, which values Securitas Direct at 13.0x LTM EBITDA.

Unfortunately strategic activity is only one area in which the Company’s management and board has failed to pursue an aggressive corporate development agenda. We believe the Company has made mistakes and missed numerous opportunities for both organic growth and new business development.

•	The Company made the strategic decision not to enter the nascent European alarm monitoring business in a meaningful way while Securitas AB created over $1.5 billion of shareholder value by growing its Securitas Direct monitoring subsidiary serving northern Europe and Scandinavia, and spinning it out to shareholders on a tax-free basis.

•	Despite management’s stated desire to expand BHS into commercial monitoring, the Company has failed to make a significant acquisition or grow aggressively through internal development. This business remains undersized relative to the Company’s commercial monitoring peers, and accounted for only 9% of new monitoring customers in the 4th quarter of 2007[13] — a level we believe to be a peak thus far.

•	On April 11, 2006, the Company repurchased 10.4 million shares, or $530 million, of common stock at a price of $51.20 per share via “Dutch auction” self-tender in a transaction that was at a substantially higher multiple than the Company’s current multiple. The buyback was completed at a valuation of 7.6x LTM Adjusted EBITDA, a 29% premium to the Company’s current LTM Adjusted EBITDA multiple of 5.9x.

13 Thomson StreetEvents transcript of the Company’s Fourth Quarter of Fiscal 2007 Earnings Conference Call, Page 4, Remarks of the Company’s Chairman, CEO and President Michael Dan.

We Believe The Company Has Multiple Attractive Strategic Options For Value Maximization.

Our Company Can Do Better

Potential Alternatives

MMI’s Nominees are committed to one thing: the creation of shareholder value. Our Nominees believe that the key to creation of shareholder value is ACTION. The time for silent contemplation is over. MMI and others have suggested numerous options for the Company to unlock shareholder value, yet management and the Board have to date remained largely complacent in the face of the Company’s chronic undervaluation.

While our Nominees are committed to reviewing all available strategic alternatives, and MMI believes there are many, MMI continues to believe that the best available option is to complete a tax-free spin-off of one of the Company’s two subsidiaries to unlock the value associated with the trading comparables and transaction precedents for each segment:

Implied Value Based on Comparable Company Trading Multiples

•	Using comparable company 2007 EBITDA multiples of 8.3x and 9.6x to value Brink’s Inc. and BHS, respectively, we believe that the implied value for the Company is $92 per share.

•	Using comparable company 2008 EBITDA multiples of 7.0x and 8.5x to value Brink’s Inc. and BHS, respectively, we believe that the implied value for the Company is $88 per share.

Implied Value Based on Precedent M&A Transaction Multiples

•	Based on precedent transaction LTM EBITDA multiples of 9.0x and 11.4x to value Brink’s Inc. and BHS, respectively, we believe that the implied value for the Company is $104 per share.

If Brink’s, Inc. and BHS Were Already Separate Companies, Would Anyone Support
Their Merger? We Think the Answer is Clear.

The rationale for a split-up of the Company extends well beyond pure valuation analysis:

Operational and Strategic
• Brink’s Inc. and BHS do not share in a meaningful way customers, infrastructure or operating synergies, have different economic models and growth profiles, as well as different cash flow and capital investment requirements.

• Employees of the independent entities could be incentivized through stronger equity compensation plans more closely aligned to the performance of their business.

Taxes	• A split-up via a tax-free spin-off could be the Company’s most value-enhancing tax efficient strategic alternative.

Expanded Alternatives
• The Company as a conglomerate has not participated in the strong level of strategic activity in its industries, and as independent pureplay companies may gain greater acquisition currency through appreciated stock prices.

• The two independent entities could have expanded and more tax-efficient future options for value maximization over the long-term.

Industry Precedent
• Securitas and Tyco have both executed tax-free spin-off strategies resulting in independent, deconglomerized, pureplay security companies, whereas the Company’s stated strategy is to add a third security leg and further cement its conglomerate structure.

Wall Street Support	• Research analysts support a Sum-of-the-Parts (SOTP) valuation, endorsing independent valuation of Brink’s, Inc. and BHS:

   ¡   Lehman Brothers research analyst Jeffrey Kessler noted on November 30, 2007, “While our trading valuation target of $75 continues to be based on our legacy use of 7.3x forward EBITDA, our SOTP valuation is $88.” Since this report Kessler has raised his trading valuation target to $80 and his SOTP valuation to $90.[14]

   ¡   On February 5, 2008, Kessler concludes “From the shareholders perspective, we believe this premier brand name company is being undervalued as a combined company against its peers and action needs to be taken. In our view, the most immediate action would be to do a spin-off, assuming there is a tax-advantaged means of doing so (which has been meticulously described in shareholder filings).”[15]

   ¡   FBR research analyst Brian Butler noted on November 14, 2007, “In addition, we believe that this transaction [offer to acquire Securitas Direct] provides further support to the activist shareholder argument that a split of the Company’s operations will unlock significant value. Based on the last two alarm monitoring company offers, we believe that a conservative going-concern EV/EBITDA multiple for the BHS business is 9.5x FY08 estimates, with a takeout valuation above 10.5x. We also believe that a 7.0x multiple on the Brink’s, Inc. cash-in-transit business is conservative, considering a peer group range of 7.4x to 8.2x, with a simple average of 7.7x — and 9.5x and 7.0x FY08 EV/EBITDA multiples for BHS and Brink’s, Inc., respectively, support our new $80 price target. In a takeout scenario, BCO’s valuation could approach $90 per share”[16]

14 Lehman Brothers analyst Jeffrey Kessler, comments from research report on the Company dated November 30, 2007, increased price target from research report dated January 31, 2008, and increased sum-of-the-parts (“SOTP”) valuation from model dated January 31, 2008.
15 Lehman Brothers analyst Jeffrey Kessler, research report on the Company dated February 5, 2008.
16  Friedman, Billings, Ramsey & Co. analyst Brian Butler, research report on the Company dated November 14, 2007.

MMI has long publicly supported a split-up of the Company via a tax-free spin-off. The response from management has been essentially to ignore the merits of this transaction and attempt to focus shareholder attention on management’s perceived risk factors. While any transaction includes an element of risk, we believe the issues cited by Michael Dan are largely without merit:

Issue:	Company Concern:[17]	MMI View:

Brand Split	Management has argued that “rarely, if ever” do companies split a brand of Brink’s stature
•   Significant brands are frequently split as part of strategic initiatives; examples include Volvo, Hilton, Del Monte, MGM, Rolls Royce, Saab, and Weight Watchers.
•   Moreover the Company’s divisions do not meaningfully share customers or marketing channels.

Royalty Burden	Management has argued that required royalty payments could cause a “substantial financial burden” to BHS.	• We do not believe that any royalty payments need be required. Brand sharing and royalty arrangements can be structured any number of ways without creating any financial burden.

Capitalization	Management has argued that as separated entities BHS will have reduced resources to fund growth.
•   Both Brink’s Inc. and BHS are currently cash flow positive[18] and self-funding robust organic growth.
•   Leveraged buyout activity in the alarm monitoring industry illustrates the availability of debt for capital.
•   If it is deemed desirable, BHS could also be funded with a cash injection from Brink’s Inc. prior to spin-off.

Credit Rating	Management has argued that a split-up could cause a decline in credit rating and therefore limit BHS’s access to capital and affect commercial customer buying decisions.
•   The Company has not demonstrated the corporate development appetite to need significant debt levels despite robust industry activity.
•   BHS peer Protection One has a credit rating below investment grade and operates a growing commercial monitoring business substantially larger than that of BHS.

Brink’s Inc. Comparability to Physical Security Peers	Management argues against the “complete comparability” of physical security peers (Securitas, G4S, and Prosegur) to Brink’s Inc.
•   While MMI does not agree with the Company regarding this point, we note the following: If BHS traded at the average of its alarm monitoring peers’ 2008 EBITDA multiple, the implied multiple of Brink’s Inc. 2008 Adjusted EBITDA would be only 3.0x, a substantial disconnect from its physical security peers’ average 2008 multiple of 7.0x, regardless of the degree of comparability.

17 Thomson StreetEvents transcript of the Company’s Third Quarter of Fiscal 2007 Earnings Conference Call, Page 5, Remarks of the Company’s Chairman, CEO and President Michael Dan: (i) “Rarely, if ever, do companies split a brand with the iconic status of Brink’s.”; (ii) “. . . there would be royalty issues over the use of the brand if the company and the brand were split. This would create a substantial financial burden on Brink’s Home Security.”; (iii) “there could be a risk that it would lead to separated units with reduced resources and prospects to drive growth in earnings and cash flow”; (iv) “Credit rating would be important to both capital availability and to fund growth and to the purchasing decisions of many of the sophisticated customers who prefer working with vendors with investment grade credit ratings.”; (v) “. . . we questioned the complete comparability of the comparables used by some in the investment community who are proponents of a spin-off.”
18 Thomson StreetEvents transcript of the Company’s Third Quarter of Fiscal 2007 Earnings Conference Call, Page 16, Remarks of the Company’s Chairman, CEO and President Michael Dan.

MMI’S Director Nominees are Committed to Growing Shareholder Value and, We Believe,
Have Objectively Superior Qualifications to the Incumbents They Would Replace if
Elected at the Annual Meeting.

Our Nominee Slate

We believe that our Nominees, based purely on their merits, would be superior to the Company’s nominees — even if the incumbent directors hadn’t presided over the Company’s chronic undervaluation and lack of strategic direction.

•	The Board as currently composed has, in our opinion, demonstrated that it lacks the security industry perspective, strategic alternatives acumen and shareholder representation necessary to protect and maximize the value of Company shareholders’ investment.

•	Our Nominees fill major gaps in the experience and skillset of the current directors, particularly as the Board has limited direct Wall Street experience and no expertise in the security industry, other than Chairman, CEO and President Michael Dan. We believe these voids in the Board are partly responsible for the Company’s inability to address its persistent undervaluation or to optimize its business through internal development, mergers and acquisitions, a split-up of the Company or other strategic transactional activity.

•	We believe that our Nominees address the Board’s key shortcomings:

Security Industry Expertise	• Peter A. Michel

¡ Over 18 years of security industry leadership experience.

¡ Former President of BHS. During his tenure at BHS, Mr. Michel helped transform BHS from a $26 million security firm to a $258 million leader in high-tech home protection services.

   ¡   Currently President, CEO and Director of iSECUREtrac Corp., a publicly-traded producer of electronic monitoring products for, and service provider to, the corrections market using Global Positioning Satellite (GPS) technology.

¡ Former Chairman of the Security Industry Association’s Homeland Security Advisory Council.

• Robert J. Strang

¡ Over 25 years of security industry experience.

¡ Currently serves as the CEO of Investigative Management Group, a leading provider of corporate security and intelligence gathering services.

¡ Co-Founded Strang Hayes Consulting, a premier security firm specializing in corporate investigations and due diligence, acquired by SPX Corporation (NYSE: SPW).

¡ Former Executive Vice President with the Security and Investigations Unit of SPX Corporation.

¡ Co-Chairman of the NYS Legislative Terrorism Task Force.

¡ Former Special Agent with the Drug Enforcement Administration.

Wall Street Acumen	• John S. Dyson

¡ Over 35 years of Wall Street experience including both public and private equity investing.

¡ Chairman of MCM Capital Management, LLC (the general partner of MMI Investments, L.P.) and Chairman of Millbrook Capital Management Inc., an investment firm that manages private equity investments.

¡ Former Chairman of the Board of Key Components LLC, a diversified manufacturing company and SEC registrant from 1999 through 2004.

¡ Former Vice Chairman of Dyson-Kissner-Moran, a private equity firm.

¡ Former Director of Wallace-Murray, a public Fortune 500 Company.

• Carroll R. Wetzel, Jr.

¡ Over 20 years of investment banking experience.

¡ Former Managing Director and Co-Head of the Mergers and Acquisitions group of Chemical Bank/Chase Manhattan. Former Managing Director of Smith Barney in the Mergers and Acquisitions group.

¡ Current Director of Exide Technologies (NASDAQ: XIDE).

¡ Former Director of Laidlaw International, Inc. (NYSE: LI — acquired).

¡ Former Chairman of Safety Components (NYSE: SAFY — acquired).

Poor Corporate Governance Can Breed Poor Performance and Shareholder Indifference.

The Company’s Sub-Standard Corporate Governance Practices

Over the past six months, the Company has taken several steps to improve the appearance of its corporate governance standards. We believe that these moves represent a transparent attempt to sharpen the appearance of its corporate governance profile ahead of the 2008 Annual Meeting. The Company named a Lead Independent Director for the first time (though he was reelected last year in an exception to the Company’s corporate governance policy on retirement age and will serve only one more year), allowed its poison pill to expire and instituted employee ownership guidelines which required no increase in management ownership.

These moves do little to mitigate an overall corporate governance profile that we believe is deficient:

Concentration of Power	We believe that having Michael Dan in the Chairman, CEO and President roles has left the Company with inadequate diversity of leadership. The Company only recently appointed a Lead Independent Director, who is facing the Company’s age restrictions for board members in 2009. We believe Michael Dan has blurred the distinction between his separate roles as Chairman and CEO. When asked publicly by MMI whether the Company’s investment banking advisors were hired by the Board or the Company, Michael Dan replied, “The same. I do not see the distinction or the difference.”[19]

Minimal Insider Ownership	Company board members (other than Thomas Hudson of Pirate Capital, who joined the Board only after settlement of a pending proxy contest in 2007) and management collectively own only approximately 0.4% of the outstanding the Company’s common stock with an additional 2.6% beneficially owned through options and deferred compensation. Of the disclosed management ownership, Michael Dan directly owns approximately 0.2% of the Company’s common stock with an additional 1.4% through options and deferred compensation.[20]

19  Thomson StreetEvents transcript of the Company’s Third Quarter of Fiscal 2007 Earnings Conference Call, Page 17, Remarks of the Company’s Chairman, CEO and President Michael Dan.
20  Based on information in the Company’s 2007 Definitive Proxy Statement filed March 23, 2007.

Staggered Board	The Company continues to maintain a “staggered” or classified board — a policy which a 2002 study by Harvard University professors, Lucian Bebchuk, John Coates and Guhan Subramainian found nearly doubles the likelihood of a company remaining independent and typically results in an 8% to 10% loss of value in companies targeted for acquisition by an uninvited suitor.[21]

Inability to Call Special Meetings	Shareholders are unable to call a special meeting, limiting their ability to influence management and the Board as owners of the Company.

The MMI Nominees

We propose that Company shareholders elect our Nominees to the Board at the 2008 Annual Meeting. Our four Nominees are listed below and have furnished the following information concerning their age (as of February 19, 2008), principal occupations or employment and related matters.

		Principal Occupation and Business
Name and Business Address	Age	Experience During Last Five Years; Current Directorships

John S. Dyson 1370 Avenue of the Americas New York, New York 10019	64	Mr. Dyson is a voting member and Chairman of MCM Capital Management, LLC, a Delaware limited liability company (“MCM”). Mr. Dyson also serves as a voting member and Chairman of Millcap Advisors, LLC, a Delaware limited liability company (“Millcap”), in the business of providing administrative support to MCM. Mr. Dyson has served as Chairman of Millcap and its predecessors since inception in 1981; Co-Chairman of the Board of Directors (in 2004) and Chairman of the Board of Directors of Key Components LLC, a diversified manufacturing corporation, from 1997 through 2004 (SEC registrant from 1999 through 2004). Former Director of Wallace-Murray, a public Fortune 500 Company.
Peter A. Michel 5078 South 111th Street Omaha, Nebraska 68137	65	Mr. Michel has served as President, Chief Executive Officer, and a member of the Board of Directors of iSecureTrac Corp. (“iSecureTrac”), a publicly traded company that develops, markets, and distributes electronic monitoring products and related services to criminal justice and social services agencies, since August 2006. Prior to joining iSecureTrac, Mr. Michel served as an outside consultant to iSecureTrac from May to August 2006. Mr. Michel was President and Chief Executive Officer of General Fiber Corporation, a privately-held provider of cable television services that filed for Chapter 7 bankruptcy in July 2005, from May to July 2005, Chief Executive Officer of NEP Broadcasting, a provider of remote television production services, from September 2003 to April 2004 and Chief Executive Officer of Brink’s Home Security, a provider of residential security services from 1988 to 2001. From January 2002 to August 2003, May 2004 to April 2005, and July 2005 to April 2006, Mr. Michel served as a business consultant. From 2002 to 2005, Mr. Michel served as the Chairman of the Homeland Security Advisory Council of the Security Industry Association.

21  The Powerful Antitakeover Force of Staggered Boards: Theory, Evidence, and Policy”, 54 Stanford Law Review 887-917 (2002).

		Principal Occupation and Business
Name and Business Address	Age	Experience During Last Five Years; Current Directorships

Robert J. Strang 825 Third Avenue, 40th Floor New York, New York 10022	51	Mr. Strang currently serves as the Chief Executive Officer of Strang Hayes Holding Corp. d/b/a Investigative Management Group, a private company that provides corporate security, intelligence gathering and consulting services, since June 2003. From 1980 to 1989, Mr. Strang was a Special Agent with the Drug Enforcement Administration. In 1989, Mr. Strang co-founded Strang Hayes Consulting, a corporate security firm that was sold to SPX Corporate (NYSE: SPW) in 2001. From November 2001 through March 2003, Mr. Strang served as Executive Vice President of SPX Corporation. Mr. Strang is the Co-Chairman of the NYS Legislative Terrorism Task Force. Mr. Strang also serves on the Board of Directors of New York City’s Economic Development Corporation and is a member of its Governance and Legal Affairs Committees.
Carroll R. Wetzel, Jr. 1248 Greacen Point Road Mamaroneck, New York 10543	64	Mr. Wetzel is a retired investment banker who has served as a member of the Board of Directors of Exide Technologies, a publicly-traded manufacturer of batteries used in transportation, motive power, network power and military applications, since 2005. Mr. Wetzel served as a member of the Board of Directors of Laidlaw International, Inc., a North American transportation services company, from 2003 until it was acquired in October 2007. From 2000 to 2005, Mr. Wetzel served as Chairman of the Board of Directors of Safety Components International, Inc., a supplier of automotive airbag fabric and cushions and technical fabrics. Mr. Wetzel has served on Audit, Compensation, Nominating, and Governance Committees of these boards. From 1988 to 1996, Mr. Wetzel was a Managing Director of Chemical Bank Corporation and co-head of the Mergers and Acquisitions Group of Chase Manhattan Corporation (after Chemical Bank’s merger with Chase Manhattan). Previously he held positions at Dillon Read & Co., Inc. and Smith Barney.

Each of our Nominees has consented to serve as a director of the Company if elected. The MMI Nominees will not receive any compensation from MMI or its affiliates for their services as directors of the Company if elected. If elected, our Nominees would be entitled to compensation from the Company consistent with that paid to other non-employee directors. The Company’s past practice as to compensation of non-employee directors is described in the 2007 Company Proxy Statement. See “Information Concerning MMI and Other Participants In The Solicitation”.

You are urged to carefully consider our Nominees’ qualifications and abilities to represent your interests. During the past three years, none of our Nominees, any members of their immediate family or any of their other associates have been a party to any transaction or other relationship with the Company or any of its affiliates (other than as a shareholder). In addition, none of such persons have been indebted to the Company during that time. Except as disclosed in this Proxy Statement (including the Appendices attached hereto), none of our Nominees, MMI or any of their respective affiliates or associates has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 2008 Annual Meeting.

Although MMI has no reason to believe that any of the Nominees will be unable or otherwise unavailable to serve as a director, if any one or more of the Nominees shall not be available for election, MMI reserves the right to nominate a replacement candidate for election as a director. In any such case, shares voted using the BLUE proxy card will be voted for such substitute nominees. MMI reserves the right to nominate substitute or additional persons as nominees for any reason, including in the event that (1) the Board is expanded beyond its current size and/or (2) any of our Nominees is unable for any reason, including by reason of the taking or announcement of any action by the Company that has, or if consummated would have, the effect of disqualifying any such Nominee to serve as a director. In the event that the Company refuses to permit a substitute or additional nominees as contemplated by this paragraph by reason of the Company’s amended by-laws or otherwise, we reserve the right to challenge such amended by-laws or the application of such amended by-laws to such substitute or additional nominees or such other action in an appropriate legal proceeding.

MMI Recommendation

We urge you vote FOR the election of our Nominees, John S. Dyson, Peter A. Michel, Robert J. Strang, and Carroll R. Wetzel, Jr., by signing, dating and returning your BLUE proxy card today in the enclosed postage-paid envelope.

PROPOSAL 2

APPROVAL OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Based on the Company’s past practice, we anticipate that the Company will also solicit proxies with respect to a proposal for the shareholders to approve the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008. Please refer to the Company’s proxy statement to confirm whether this proposal is being made and, if so, for a discussion of such proposal.

MMI takes no position with respect to the approval of KPMG LLP as the independent registered accounting firm for the Company and its subsidiaries for the year ending December 31, 2008.

VOTING PROCEDURES

For the proxy solicited hereby to be voted, the enclosed BLUE proxy card or voting instruction form must be signed, dated, and returned in the enclosed post-paid envelope, in time to be voted at the 2008 Annual Meeting. If you wish to vote for the MMI Nominees, we urge you to submit the enclosed BLUE proxy card or voting instruction form and NOT to submit the Company’s proxy card. If you have already returned the Company’s proxy card, you have the right to revoke it as to all matters covered thereby and may do so by subsequently signing, dating, and mailing the enclosed BLUE proxy card or voting instruction form. Only your latest dated proxy will count at the 2008 Annual Meeting. Execution of a BLUE proxy card will not affect your right to attend the 2008 Annual Meeting and to vote in person.

Any proxy may be revoked as to all matters covered thereby at any time prior to the time a vote is taken by (i) filing with the Secretary of the Company a later dated written revocation or a later dated, duly executed proxy; (ii) submitting a duly executed proxy bearing a later date to MMI; or (iii) attending and voting at the 2008 Annual Meeting in person. Attendance at the 2008 Annual Meeting will not in and of itself constitute a revocation. Although a revocation is effective if delivered to the Company, MMI requests that a copy of any revocation be mailed to MMI, c/o MacKenzie Partners, 105 Madison Avenue, New York, New York 10016, so that MMI will be aware of all revocations and can more accurately determine if and when the requisite proxies for the election of our Nominees as directors have been received.

The shares of common stock represented by each valid, unrevoked BLUE proxy card that is properly executed and returned to MMI, will be voted at the 2008 Annual Meeting in accordance with the instructions marked thereon. Executed but unmarked BLUE proxies (i) will be voted FOR the election of our Nominees as directors (Proposal No. 1), and (ii) will not be voted with respect to the approval of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008 (Proposal No. 2). Except as set forth in this Proxy Statement, MMI is not aware of any matter to be considered at the 2008 Annual Meeting. If any other matter is presented at the 2008 Annual Meeting, the persons named as proxies on the enclosed BLUE proxy card will vote in accordance with their best judgment concerning such matter.

Shares present at the meeting that are not voted for a particular nominee and shares present by proxy where the shareholder properly withheld authority to vote for such nominee will not be counted toward such nominee’s attainment of a plurality with respect to the election of directors (Proposal No. 1). In order for Proposal No. 2 to pass, it must receive more votes cast in favor of such proposal by holders of the shares present in person or represented by proxy at the meeting and entitled to vote thereon than votes cast in opposition to such proposal by such holders. Abstentions and shares held by a broker in “street name” that are not voted on Proposal No. 2 will not be counted in determining the number of votes cast on Proposal No. 2. If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the Record Date, only that institution can vote your shares and only upon its receipt of your specific instructions. Accordingly, please contact the person responsible for your account at such institution and instruct that person to execute and return the BLUE proxy card on your behalf. You should also sign, date and mail the voting instruction form (or BLUE proxy card) that your broker or banker sends you. Please do this for each account you maintain to ensure that all of your shares are voted.

Only holders of record as of the close of business on the Record Date will be entitled to vote at the 2008 Annual Meeting. If you were a shareholder of record on the Record Date, you will retain your voting rights for the 2008 Annual Meeting even if you sell such shares after the Record Date. Accordingly, it is important that you vote the shares you own on the Record Date or grant a proxy to vote such shares on the BLUE proxy card, even if you sell some or all of such shares after the Record Date.

The shares of common stock are the only shares of capital stock of the Company entitled to notice of, and to vote at, the 2008 Annual Meeting. See “Who Can Vote at the 2008 Annual Meeting” above for information about the number of shares of common stock outstanding and entitled to vote as of the Record Date. Every holder of shares of common stock is entitled to one vote for each share of common stock held. In accordance with the Company’s by-laws, at the 2008 Annual Meeting the holders of a majority of the shares of common stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall be required for the purpose of a quorum. For the election of directors, the four nominees receiving a plurality of the votes cast at the 2008 Annual Meeting in person or by proxy will be elected as directors. “Plurality” means that the nominees who receive the largest number of votes cast will be elected as directors. Shares not voted will have no effect on the election of directors. Shareholders of the Company will not have rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon at the 2008 Annual Meeting.

If you have questions, or need further assistance, please call our proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885 or (212) 929-5500 (call collect).

SOLICITATION OF PROXIES

In connection with MMI’s solicitation of proxies for use at the 2008 Annual Meeting, such proxies may be solicited by mail, courier service, advertisement, telephone, facsimile, email or other electronic means, and in person. Solicitations may be made by the partners, managers, officers and other employees of MMI and its general partner, MCM, none of whom will receive additional compensation for such solicitations. We may request banks, brokerage firms, and other custodians, nominees, and fiduciaries to forward all of the solicitation materials to the beneficial owners of the shares they hold of record. We will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers.

We have retained MacKenzie Partners for solicitation and advisory services in connection with the solicitation of proxies at an estimated fee of $     , together with reimbursement for its reasonable out-of-pocket expenses. We have agreed to indemnify MacKenzie Partners against certain liabilities and expenses under the securities laws. We expect MacKenzie Partners to employ up to approximately 20 persons to solicit proxies for use at the 2008 Annual Meeting.

We will pay all expenses associated with any solicitation of proxies by us in connection with the 2008 Annual Meeting. We estimate that the costs incidental to our solicitation of proxies, including expenditures for advertising, printing, postage, legal and related expenses would be approximately $     . Total costs incurred to the date of this Proxy Statement by us have been approximately $     .

In accordance with the Company’s by-laws, MMI on November 30, 2007 provided written notice to the Secretary of the Company of its intent to nominate our Nominees for election to the Board. In connection therewith, MMI represented that it is a shareholder entitled to vote at the 2008 Annual Meeting and that it intends to appear in person or by proxy at the Meeting to nominate the persons specified in such notice. MMI also represented that it intends to deliver a definitive Proxy Statement and form of proxy to holders of at least the percentage of the Company’s common stock required under applicable law to elect its Nominees as directors of the Company at the 2008 Meeting and to otherwise solicit proxies from shareholders in support of such nominations. MMI intends to deliver this Proxy Statement (in definitive form) and an accompanying form of proxy to holders of at least 50.01% of the Company’s outstanding voting shares as of the Record Date.

CERTAIN INFORMATION ABOUT THE COMPANY

The Company is a Virginia corporation with its principal executive office located at 1801 Bayberry Court, Richmond, Virginia, 23226. The telephone number of the Company is (804) 289-9600.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (“SEC”). Reports, registration statements, proxy statements, and other information filed by the Company with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) 732-0330 for further information on the operation of the public reference room. Documents filed electronically by the Company are also available to the public on the SEC’s website (http://www.sec.gov).

MMI anticipates that the Company’s definitive proxy statement for the 2008 Annual Meeting (the “2008 Company Proxy Statement”) will contain information concerning, among other things: (i) the background of the Company’s nominees for the Board; (ii) the compensation paid and payable to Company directors and executive officers; (iii) the committees of the Board and their responsibilities; (iv) the meetings of the Board and all committees thereof, and (v) the ownership of shares of common stock by directors and executive officers of the Company and by other persons who own more than five percent of the outstanding shares of common stock. The 2008 Company Proxy Statement will also contain information on the deadline for submitting to the Company any shareholder proposal to be considered for inclusion in the proxy statement to be distributed by the Company in connection with its 2009 Annual Meeting of Shareholders, and the dates after which notice of shareholder nominees or proposals are considered untimely when submitting proposals not for inclusion in the Company’s proxy statement for the 2009 Annual Meeting. Accordingly, reference is made to the 2008 Company Proxy Statement for such information. MMI assumes no responsibility for the accuracy or completeness of such information.

INFORMATION CONCERNING MMI AND OTHER PARTICIPANTS IN THE SOLICITATION

General

Information concerning MMI, MCM, John S. Dyson, Clay B. Lifflander, Alan L. Rivera, Jerome J. Lande, Craig Rosenblum, John W. Powers, Peter A. Michel, Robert J. Strang, and Carroll R. Wetzel, Jr. (the “participants” in the solicitation contemplated by this Proxy Statement, as defined in the proxy rules promulgated by the SEC under the Exchange Act), is set forth below and on Schedules I and II, hereto, furnishing information as to:

•	the beneficial ownership of, and certain transactions in, the Company’s common stock by the participants in the solicitation contemplated by this Proxy Statement, and

•	the principal business address and the principal occupation or employment of the participants in the solicitation contemplated by this Proxy Statement who are individuals.

MMI is a Delaware limited partnership formed for the purpose of investing in publicly traded securities that we believe are substantially undervalued. MCM, a Delaware limited liability company, is our general partner and its principal business is managing investments in publicly traded securities. Mr. Dyson is a voting member and Chairman of MCM. All of the participants who are individuals (other than Messrs. Michel and Strang who are deemed to be participants due to their status as nominees for election at the Meeting) are limited partners of MMI.

MMI has retained Sonnenschein Nath & Rosenthal LLP to act as its legal counsel with respect to matters related to this proxy solicitation and McGuireWoods LLP to act as its legal counsel with respect to matters related to Virginia law.

The following participants may communicate with shareholders of the Company in the manner contemplated by this Proxy Statement on behalf of MMI: John S. Dyson, Clay B. Lifflander, Alan L. Rivera, Jerome J. Lande, Craig Rosenblum, John W. Powers, Peter A. Michel, Robert J. Strang, and Carroll R. Wetzel, Jr.

Agreements with Nominees

In connection with their agreement to serve as a nominee of MMI to the Company’s board of directors, each of Messrs. Michel, Strang and Wetzel executed separate but identical agreements with MMI pursuant to which MMI agreed to provide each such Nominee with cash compensation of $25,000 and with cash-settled stock appreciation rights which provide the opportunity, in certain circumstances, for such nominee to receive a cash payment from MMI based on appreciation in the market price of the Company’s common stock between the date of the agreement and the date the appreciation right is exercised. Such appreciation rights have a term of up to three years, subject to earlier termination in certain circumstances, and generally become exercisable with respect to 7,500 share of common stock three months following the 2008 Annual Meeting and with respect to an additional 2,500 shares of common stock in the event any Nominee is elected to the Board at or before such Annual Meeting. In connection therewith, MMI also entered into separate but identical indemnification agreements with each of Messrs. Michel, Strang and Wetzel pursuant to which MMI agreed, subject to the terms and conditions thereof, to indemnify such nominee with respect to certain costs and liabilities that may be incurred by them in connection with their nomination as candidates for election to the Board at the 2008 Annual Meeting and the solicitation of proxies in support of their election. There is no arrangement or understanding between Mr. Dyson and any other person or entity, except the understanding among MMI, MCM and Millcap and their members and officers to deliver this Notice and to solicit proxies for and nominate and vote for the election of our Nominees at the 2008 Annual Meeting.

Other Information

Except as set forth in this Proxy Statement (including the Schedules hereto), none of MMI, MCM, the Nominees or any other participant in this solicitation or any of their respective associates: (i) directly or indirectly beneficially owns any shares of common stock or any other securities of the Company or any of its subsidiaries; (ii) has had any relationship with the Company in any capacity other than as a shareholder, or is or has been a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year with respect to any shares of the Company; (iii) knows of any transactions since the beginning of the Company’s last fiscal year, currently proposed transactions, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a participant, in which the amount involved exceeds $120,000 and in which any of them or their respective affiliates had, or will have, a direct or indirect material interest; (iv) has any substantial interest in the matters to be voted on at the 2008 Annual Meeting, other than an interest, if any, as a shareholder of the Company or as a Nominee for election to the Board; or (v) has been indebted to the Company or any of its subsidiaries.

In addition, other than as set forth in this Proxy Statement (including the Schedules hereto), there are no contracts, arrangements or understandings entered into by MMI, MCM, the Nominees or any other participant in this solicitation within the past year with any person with respect to any of the Company’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. In addition, none of MMI, MCM, the Nominees or any other participant in this solicitation or any of their respective associates has been engaged in contacts, negotiations or transactions with the Company or its affiliates concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, or a sale or other transfer of a material amount of assets; or has had any other transaction (other than this proxy solicitation and matters incidental thereto) with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC.

Except as set forth in this Proxy Statement (including the Schedules hereto), none of MMI or any other participant in this solicitation or any of their respective associates, has entered into any agreement or understanding with any person with respect to (i) any future employment by the Company or its affiliates or (ii) any future transactions to which the Company or any of its affiliates will or may be a party.

ADDITIONAL INFORMATION

MMI assumes no responsibility for the accuracy or completeness of any information contained herein which is based on, or incorporated by reference to, filings of the Company with the SEC. In addition, MMI has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. No warranty is made that such data or information, whether derived or obtained from filings made with the SEC or from any third party, are accurate.

Questions, or requests for additional copies of this Proxy Statement, should be directed to:

105 Madison Avenue
New York, New York 10016

(212) 929-5500 (Call Collect)
or Call Toll-Free (800) 322-2885
Email:proxy@mackenziepartners.com

IMPORTANT

Your vote is important, no matter how many shares you own. MMI urges you to sign, date, and return the enclosed BLUE proxy card today to vote FOR the election of our Nominees.

Your last dated proxy is the only one that counts, so MMI urges you to return the enclosed BLUE proxy card even if you delivered a prior proxy. We urge you NOT to return any proxy card sent to you by the Company.

SCHEDULE I

The Brink’s Company’s Common Stock Beneficially Owned
by MMI Investments, L.P. and MCM Capital Management, LLC and other
Participants; Transactions in such Common Stock by such Persons

The following table sets forth information regarding the beneficial ownership of the Company’s common stock as of the date of this Proxy Statement by MMI, MCM, and the Nominees. Except as disclosed in the following table, none of MMI, MCM, the Nominees or any participant in solicitation contemplated by this Proxy Statements beneficially owns, or owns of record, any of the Company’s common stock.

	Number of Shares		Percent of
Name and Address of Beneficial Owner	Beneficially Owned[1]		Class[1]

MMI Investments, L.P .	4,065,200	[2]	8.4%
MCM Capital Management, LLC 1370 Avenue of the Americas New York, New York 10019
MMI Nominees:
John S. Dyson	4,065,200	[3]	8.4%
Peter A. Michel	4,497		*
Robert J. Strang	0		*
Carroll R. Wetzel, Jr.	0		*

*	Less than one percent.

[1]	The number of shares and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. The beneficial owner has both voting and investment power over the shares, unless otherwise indicated. Shares underlying stock options that are exercisable within 60 days are deemed to be outstanding for the purpose of computing the outstanding shares owned by that particular person and by the group but are not deemed outstanding for other purposes. Percent of Class is based on 48,491,344 shares of common stock outstanding as of October 31, 2007, as reported in the Company’s Form 10-Q filed with the SEC on November 2, 2007. We expect that information regarding the number of shares outstanding as of the Record Date will be included in the 2008 Company Proxy Statement.

[2]	MMI has the sole power to direct the vote and disposition of such shares. However, by virtue of being the general partner of MMI, MCM Capital Management, LLC may be deemed to be the beneficial owner of the shares owned by MMI, and to have sole power over the voting and disposition of such shares as a result of its having the sole power to make voting and disposition decisions on behalf of MMI with respect to such shares. Of the shares presented, MMI owned 500 shares of record as of the date of this Proxy Statement.

[3]	Solely by virtue of his relationships with MMI and MCM Capital Management LLC (as described above under the caption “Our Proposal for Election of Directors — The MMI Nominees”), Mr. Dyson may be deemed to be the beneficial owner of the shares owned by MMI. Mr. Dyson disclaims beneficial ownership of the shares held by MMI, except to the extent of his proportionate interest therein.

I-1

Purchases of Common Stock of The Brink’s Company
by MMI Investments, L.P. since February 19, 2006

Date	No. of Shares	Price per Share

9/28/06	100,000	53.45
10/12/07	34,100	60.31
10/15/07	23,100	60.02

All such purchases of shares of common stock were made in open market transactions on the New York Stock Exchange. In connection with the above-referenced transactions, MMI used (i) available cash and (ii) the proceeds of approximately $2 million principal amount of margin loans to make these purchases. These margin loans were obtained from Bear, Stearns & Co. Inc. and Merrill Lynch & Co. under customary terms and conditions. There is no outstanding principal amount with respect to such margin loans as of the date of this Proxy Statement.

MMI has had no sales of the Company’s common stock as of the date of this Proxy Statement.

Except as disclosed above, none of MMI, MCM, the Nominees or any participant in solicitation contemplated by this Proxy Statement has had any transactions in the Company’s common stock since February 19, 2006.

I-2

SCHEDULE II

BUSINESS ADDRESS AND PRINCIPAL OCCUPATION AND
EMPLOYMENT OF PARTICIPANTS WHO ARE INDIVIDUALS

Name and Business Address	Position and Principal Occupation

Clay B. Lifflander 1370 Avenue of the Americas New York, New York 10019	President and Voting Member of MCM Capital Management, LLC (“MCM”); President and Voting Member of Millcap Advisors, LLC (“Millcap”), a Delaware limited liability company, 1370 Avenue of the Americas, New York, New York 10019

Alan L. Rivera 1370 Avenue of the Americas New York, New York 10019	Executive Vice President, Chief Financial Officer, Secretary and General Counsel and Member of MCM; Executive Vice President, Chief Financial Officer, General Counsel and Voting Member of Millcap

Jerome J. Lande 1370 Avenue of the Americas New York, New York 10019	Executive Vice President and Member of MCM Executive Vice President and Voting Member of Millcap

Craig Rosenblum 1370 Avenue of the Americas New York, New York 10019	Vice President and Member of MCM

John W. Powers 1370 Avenue of the Americas New York, New York 10019	Member of MCM

You should refer to the section captioned “The MMI Nominees” in this Proxy Statement for information regarding John S. Dyson, Peter A. Michel, Robert J. Strang and Carroll R. Wetzel, Jr.

II-1

PRELIMINARY

SUBJECT TO COMPLETION, DATED FEBRUARY 19, 2008

PROXY CARD

THE BRINK’S COMPANY
ANNUAL MEETING OF SHAREHOLDERS          , 2008

THIS PROXY IS SOLICITED BY MMI INVESTMENTS, L.P. (“MMI”), a shareholder of The Brink’s Company (the “Company”). This proxy is NOT being solicited by the Board of Directors of the Company.

The undersigned shareholder of Company, hereby constitutes and appoints Clay B. Lifflander and Jerome J. Lande or either one of them, each with full power to appoint his substitute (the action of one, if only one be present and acting, to be in any event controlling), to act as proxies for the undersigned, and to vote the number of shares of common stock, par value $1 per share (“common stock”), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the           , on          , 2008, at          , local time, or at any adjournments or postponements thereof (the “Annual Meeting”).

This proxy will be voted as directed herein, but if no instructions are specified, this proxy (i) will be voted FOR the election of each of the MMI Nominees (Proposal No. 1), and (ii) will not be voted with respect to the approval of the appointment of KPMG LLP as the Company’s independent registered public accounting firm (Proposal No. 2). The proxies, in their discretion, are authorized to vote on other matters which may properly come before the Annual Meeting or any adjournments or postponements thereof. If any other business is properly presented at the Annual Meeting or at any adjournments or postponements thereof, this proxy will be voted by those named in this proxy in their best judgment. At the present time, MMI knows of no other business to be presented at the Annual Meeting. This proxy revokes all prior proxies given by the undersigned with respect to matters covered by this proxy and the voting of shares of common stock at the Annual Meeting or at any adjournments or postponements thereof.

MMI recommends a vote “FOR” the MMI Nominees.

Please mark, sign and date on the reverse and mail the proxy card promptly using the enclosed envelope.

1.	ELECTION OF DIRECTORS

FOR the election of the following persons — the MMI Nominees — to serve as directors of the Company until the 2011 Annual Meeting of Shareholders of the Company or until his successor is elected and qualified:

John S. Dyson	Peter A. Michel	Robert J. Strang	Carroll R. Wetzel, Jr.

Instruction:  To withhold authority to vote for any individual nominee, write the nominee’s name in the space below.

2.	Approve the selection of KPMG LLP as an independent registered public accounting firm to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2008.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In the discretion of the Proxies appointed hereunder, on such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The undersigned acknowledge receipt of MMI’s Proxy Statement.

Dated:                         , 2008

Signature(s)

IMPORTANT: Please sign exactly as your name or names appear hereon and date. Where shares are held jointly, each shareholder should sign. When signing as an attorney, executor, administrator, trustee, guardian, or in some other representative capacity, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN, DATE, AND PROMPTLY MAIL YOU PROXY